EXHIBIT 6

                            SCAILEX CORPORATION LTD.

                                 US$300,000,000

               FIXED RATE SECURED BULLET NOTES DUE APRIL 27, 2014

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                               PLACEMENT AGREEMENT

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                                    CONTENTS

CLAUSE                                                                      PAGE

1.       Interpretation                                                      1

2.       Issue of the Notes                                                  3

3.       Representations and Warranties by the Issuer                        4

4.       Undertakings by the Issuer                                          5

5.       REDEMPTION                                                          6

6.       RIGHT OF FIRST REFUSAL                                              6

7.       TAXES OF INVESTOR                                                   6

8.       Closing                                                             7

9.       Termination                                                         8

10.      Time                                                               10

11.      Notices                                                            10

12.      Law and Jurisdiction                                               12

13.      Counterparts                                                       12

14.      AMENDMENT                                                          12

15.      LANGUAGE                                                           12


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THIS AGREEMENT (including any Schedules, Annexes and Exhibits hereto, as may be amended, supplemented, or otherwise modified from time to time, the "AGREEMENT") is made on October 28, 2009

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BETWEEN

(1) SCAILEX CORPORATION LTD., a company incorporated under the laws of the State of Israel under company number 52-003180-8, with its principal place of business at 48 Ben Zion Galis St., Segula Industrial Park, Petach Tikva, Israel 49277(the "ISSUER"); and

(2) ADVENT INVESTMENTS PTE LTD, a company incorporated under the laws of Singapore, with its principal place of business at 1 Temasek Avenue, #27-01, Millenia Tower, Singapore 03919, ("INVESTOR").

WHEREAS

(A) The Issuer has authorised the creation and issue of US$300,000,000 in aggregate principal amount of Fixed Rate Secured Bullet Notes due April 27, 2014 (the "NOTES").

(B) On the Purchase Date, subject to the terms of this Agreement, the Issuer will issue and the Investor will purchase US$300,000,000 of the Notes.

(C) The Notes will be in registered form and in the minimum denominations of US$100,000. Each person in whose name Notes are from time to time being registered in the Register ("NOTEHOLDER") shall be the Noteholder of those Notes and its interest in those Notes will be evidenced by certificates (each, a "CERTIFICATE").

(D) The Notes will be constituted by the Trust Deed entered into between the Issuer and Hermetic Trust (1975) Ltd. (the "TRUSTEE") as trustee for the holders of the Notes from time to time.

IT IS AGREED as follows:

1.   INTERPRETATION

1.1  DEFINITIONS

     In this Agreement the following expressions shall have the following meanings:

     "AFFILIATE" shall have the meaning assigned to such term in the SPA;

     "AGREEMENT" shall have the meaning assigned to such term in the preamble;

     "BUSINESS DAY" means any day on which banks are open for business in the State of Israel and New York City;

     "COMPANY" means Partner Communications Company Ltd, Registration Number 52-004431-4;

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     "CONDITIONS" means, in respect of the Notes, the Terms and Conditions of the Notes to be endorsed on the Certificates of the Notes as scheduled to the Trust Deed, and any reference to a numbered "CONDITION" is to the correspondingly numbered provision thereof;

     "CONDITIONS PRECEDENT" means the conditions precedent set out in Clause 8.3 (CONDITIONS PRECEDENT FOR PURCHASE DATE);

     "DEBENTURE" means (i) the debenture in the form of Schedule 1 hereto (as may be amended, supplemented, or otherwise modified from time to time) pursuant to which, INTER ALIA, the Issuer creates a first ranking Fixed Charge on 17,142,858 Shares, together with all rights and privileges attached to such Shares or connected therewith (including, without limitation, dividends and participation in any distributions, bonus shares, voting rights, and any other right vested in the holder of Shares under any Applicable Law and the articles of incorporation of the Company) and a first ranking fixed and floating charge over account no. 101-014504 in the name of Issuer at HSBC Bank plc (Tel-Aviv branch) (including, without limitation, all amounts and assets deposited therein from time to time); and (ii) any additional debenture created pursuant to Sections 4(k) and/or 4(r) of the Conditions;

     "EVENT OF DEFAULT" means any one of those circumstances described in
     Section 10 of the Conditions (EVENTS OF DEFAULT);

     "ISSUE DOCUMENTS" shall have the meaning assigned to such term in the Conditions;

     "NOTES" as defined in the recitals hereto;

     "PERSON" shall have the meaning assigned to such term in the Conditions;

     "PURCHASE DATE" means, the Closing Date as defined in the SPA;

     "SHARES" means ordinary shares of the Company with par value of NIS0.01 each.

     "SPA" means a certain Share Purchase Agreement dated 12 August 2009, between the Issuer (as purchaser) and the Investor (as seller) as may be amended, supplemented, or otherwise modified from time to time;

     "SUBSIDIARY" means any entity in which any Person holds: (i) more than 50% of the issued share capital or participation interests; (ii) such share capital as carries directly or indirectly, more than 50% of the shareholder votes in a general meeting; or (iii) the ability to appoint or elect more than 50% of the directors or equivalent of such entity;

     "TRUST DEED" shall mean the Trust Deed attached in the form of Schedule 2 hereto, as may be amended, supplemented, or otherwise modified from time to time;

     "US$" and "US DOLLARS" denote the lawful currency for the time being of the United States of America.

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1.2  CLAUSES AND SCHEDULES

     Any reference in this Agreement to a Clause, a sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.3  LEGISLATION

     Any reference in any Issue Document to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.4  HEADINGS

     Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.5  ADDITIONAL DEFINITIONS

     Any capitalized terms herein not otherwise defined shall have the meaning assigned thereto in the other Issue Documents or, if such terms are not defined in any other Issue Document, they shall have the meaning assigned thereto in the SPA, in each case unless the context otherwise requires.

2.   ISSUE OF THE NOTES

2.1  UNDERTAKING TO ISSUE

     The Issuer undertakes to the Investor that, subject to and in accordance with the provisions of this Agreement and the other Issue Documents:

     2.1.1 ISSUE OF NOTES: the Notes will be issued by the Issuer to the Investor, on the Purchase Date, in accordance with this Agreement and the Trust Deed PROVIDED, HOWEVER, THAT the aggregate principal amount of the Notes to be issued, subject to the terms of this Agreement, on the Purchase Date shall be US$300,000,000; and

     2.1.2 ISSUE DOCUMENTATION: it will, on or before the Purchase Date, execute the Issue Documents.

2.2  INVESTOR ALLOCATION OF NOTES TOWARDS PURCHASE PRICE UNDER SPA

     The Investor undertakes to the Issuer that, subject to and in accordance with the provisions of this Agreement, US$300,000,000 of the Notes issued to the Investor by the Issuer on the Purchase Date shall be allocated towards the Base Purchase Price on such terms and conditions set forth in
     Section 2.2 of the SPA. For the avoidance of doubt, no funds shall be transferred from the Investor to the Issuer as consideration for the issuance of the Notes.

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3.   REPRESENTATIONS AND WARRANTIES BY THE ISSUER

3.1  ISSUER'S REPRESENTATIONS

     The Issuer represents and warrants to the Investor that:

     3.1.1 INCORPORATION, CAPACITY AND AUTHORISATION: the Issuer is duly incorporated, validly existing under the laws of the State of Israel with full power and capacity to own or lease its property and assets and to conduct its business and is lawfully qualified to do business in the State of Israel; the Issuer has full power and capacity to create and issue the Notes on the Purchase Date, to execute this Agreement and the other Issue Documents and to undertake and perform the obligations expressed to be assumed by it herein and therein, and the Issuer has taken all necessary action to approve and authorise the same;

     3.1.2 NO VIOLATION/DEFAULT: the Issuer is not (i) in breach of its constitutive documents or (ii) in default in the performance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound which, in either case at the reasonable discretion of Noteholders comprising not less than 66.7% of the Principal Amount Outstanding, may adversely affect the rights of the Noteholders in any material respect;

     3.1.3 NO BREACH: the creation, issue and sale of the Notes by the Issuer on the Purchase Date by the execution of this Agreement and the other Issue Documents and the undertaking and performance by the Issuer of the obligations expressed to be assumed by it herein and therein will not conflict with, or result in a breach of or default under, the laws of the State of Israel, any agreement or instrument to which the Issuer is a party or by which it is bound or in respect of indebtedness in relation to which it is a surety, which in either case at the reasonable discretion of Noteholders comprising not less than 66.7% of the Principal Amount Outstanding, may adversely affect the rights of the Noteholders in any material respect;

     3.1.4 LEGAL, VALID, BINDING AND ENFORCEABLE: this Agreement constitutes and, upon execution and delivery by or on behalf of the Issuer, the other Issue Documents will constitute legal, valid, binding and enforceable obligations of the Issuer. On the Purchase Date the Debenture will validly and effectively create the security it purports to create as described therein;

     3.1.5 STATUS: the Notes will constitute direct, general and unconditional obligations of the Issuer which (i) rank PARI PASSU among themselves and (ii) will, as a result of the Debenture, rank senior to all existing and future indebtedness of the Issuer in respect of the Shares pledged under the Debenture;

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     3.1.6 APPROVALS: all authorisations, consents and approvals required by the
          Issuer and/or the Company in connection with the creation, issue and sale of the Notes on the Purchase Date, the execution of this Agreement and the other Issue Documents, the performance by the Issuer of the obligations expressed to be undertaken by it herein and therein have been obtained and are in full force and effect;

     3.1.7 NO EVENT OF DEFAULT: no event has occurred which is or would (with the passage of time, the giving of notice or the making of any determination) become an Event of Default; and

     3.1.8 LISTING: the Issue Documents are in proper form and contain all necessary content for purposes of registration of the Notes for trading on the TACT (Tel-Aviv Continuous Trading) Institutional Board of the Tel Aviv Stock Exchange ("TACT") as of the date hereof, other than minor amendments or supplements which may be requested by the Tel Aviv Stock Exchange which will not alter the commercial terms and conditions set forth in the Issue Documents.

3.2  CONSTRUCTIVE KNOWLEDGE

     The representations and warranties in Clause 3.1 (ISSUER'S REPRESENTATIONS) shall continue in full force and effect notwithstanding the constructive knowledge of the Investor with respect to any of the matters referred to in the representations and warranties, any investigation by or on behalf of the Investor or completion of the placement and issue of the Notes.

4.   UNDERTAKINGS BY THE ISSUER

4.1  DELIVERY OF CERTIFICATES

     The Issuer shall make arrangements reasonably satisfactory to Investor to ensure that the Certificates are delivered to the Trustee, on or prior to the Purchase Date, for authentication in the form required by, and otherwise in accordance with, the Trust Deed.

4.2  FURTHER ASSURANCE

     The Issuer shall from time to time do and execute, or arrange for the doing or execution of each act, document and thing required in order to perfect or maintain the perfection of the Security Interest created pursuant to the Debenture.

4.3  CLOSING CERTIFICATE

     The Issuer shall deliver to the Investor on the Purchase Date a closing certificate addressed to the Investor and signed by a duly authorised signatory on behalf of the Issuer in the form set out in Schedule 3 (Form of Closing Certificate).

4.4  LISTING

     The Issuer shall (i) cause the registration of, and take all necessary and advisable steps to register the Notes for trading on the TACT, and the Notes shall be fully registered for trading on the TACT no later than 30 days after the Purchase Date, (ii) receive all necessary Authorisations required for registering the Notes for trading on the TACT, and (iii) pay all required fees, costs and expenses in connection with the registration of the Notes for trading on the TACT.

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5.   REDEMPTION

     So long as the Investor is the sole holder of US$300,000,000 of the Notes, the Issuer may redeem the Notes otherwise than as provided in Condition 7(a) (Scheduled redemption) or (b) (Mandatory Redemption), at any time subject to the following conditions: (i) upon delivery of fourteen Business Days prior written notice to the Trustee and the Investor; and (ii) such redemption shall include the full outstanding aggregate amounts of principal and interest accrued and due until the actual redemption date with respect to such portion of the Notes being so redeemed. For the avoidance of doubt (a) no Security Interests shall be released or otherwise waived as a result of any partial redemption or purchase in accordance with this Clause 5 or Condition 7; (b) no discount shall be made on account of any early redemption; and (c) upon any Person (other than the Investor) becoming a Noteholder the right of redemption pursuant to this Clause 5 shall be cancelled and be without any further force and effect.

6.   RIGHT OF FIRST REFUSAL

     Unless a Default shall have occurred and be continuing, the Issuer shall have a Right of First Refusal with respect to any sale of Notes by the Investor or any Affiliate thereof to any Person that is not an Affiliate of the Investor, provided that immediately upon exercising any such Right of First Refusal, the Issuer shall have redeemed and forever retired the Notes purchased by it pursuant to this Clause 6.

     The Investor shall promptly notify the Issuer in writing of any sale or transfer of any Notes which is subject to the Issuer's Right of First Refusal (such notice to include the key terms of such sale or transfer), and the Issuer, within 3 Business Days of receiving such notice, shall notify the Investor in writing whether it wishes to exercise such Right of First Refusal. Any such notice by the Issuer shall be unconditional and irrevocable with respect to all of the Notes being offered and upon the same terms and conditions as the proposed sale or transfer contemplated by the Investor. If the Issuer does not respond within the above 3 Business Days timeframe, the Investor shall have 28 days in which to sell the Notes so offered on terms no less favourable to the Investor than those notified to the Issuer. If the Investor does not sell the Notes during such 28 days period, any subsequent sale or transfer of such Notes shall be subject to a Right of First Refusal pursuant to the terms of this Clause 6.

7.   TAXES OF INVESTOR

7.1  TAXES

     All payments in respect of the obligations of the Issuer payable to the Investor as Noteholder under the Issue Documents shall be made free and clear of, and without withholding or deduction for or on account of, any taxes, duties or levies of whatever nature imposed, levied, collected or withheld by or on behalf of the State of Israel, unless such withholding or deduction is required by Applicable Law. In such event, the Issuer shall gross-up and pay such additional amounts as will result in the receipt by the Investor of such amounts as would have been received by it if no such withholding or deduction had been required; provided that the Investor shall have used commercially reasonable efforts to obtain an exemption or reduce the rate of any such withholding or deduction.

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     Any amounts which the Issuer withholds from any interest payment in accordance with Condition 9(a) will be paid by the Issuer to the Israeli Tax Authority on behalf of the Investor within the required time for such payment under any Applicable Law, and the Issuer will promptly provide the Investor with a valid certificate of payment to the Israeli Tax Authority. The Issuer shall indemnify the Investor for any penalty, interest or other cost or expense resulting from any failure to comply with the requirements of this Clause 7.1.

7.2  VAT

     All amounts payable to the Investor as Noteholder under the Issue Documents do not include any Value Added Tax ("VAT") liability, and to the extent required to be paid under any Applicable Law, the Issuer shall bear and indemnify the Investor for any such VAT liability.

7.3  PREFERENCE OF CLAUSE 7 OVER OTHER ISSUE DOCUMENTS

     The terms of this Clause 7 shall supersede and prevail over Condition 8(b), Condition 9 and Section 5.5 of the Trust Deed (and any other contrary provision in any Issue Document) with respect to the Investor and its Affiliates only.

7.4  ASSIGNABILITY

     The Investor shall be entitled to assign its rights and privileges under this Clause 7 to any of its Affiliates to whom Notes have been transferred or sold; PROVIDED, however, that such assignment shall not result in any increased financial burden on the Issuer. This Clause 7 shall override any other provision to the contrary in any other Issue Document.

8.   CLOSING

8.1  CLOSING

     Subject to Clause 8.3 (CONDITIONS PRECEDENT), the closing of the issue of the Notes shall take place on the Purchase Date, whereupon:

     8.1.1 CERTIFICATES: the Issuer shall:

          (a) REGISTRATION: cause the Notes in the aggregate principal amount of US$300,000,000 to be registered in the Register in the name of the Investor; and

          (b) DELIVERY: deliver the Certificates, duly executed on behalf of the Issuer and authenticated in accordance with the Trust Deed;

     8.1.2 ALLOCATION OF PROCEEDS: the parties hereto hereby acknowledge and agree that the aggregate principal amount of the Notes issued to the Investor on the Purchase Date shall be allocated towards to Base Purchase Price on such terms and conditions set forth in Section 2.2 of the SPA. For the avoidance of doubt, no funds shall be transferred from the Investor to the Issuer as consideration for the issuance of the Notes; and

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     8.1.3 DELIVERY OF DOCUMENTS: the Issuer shall deliver to the Trustee the share certificate(s) and share transfer deed as contemplated under
          Section 3A.2 of the Trust Deed.

8.2  [RESERVED].

8.3  CONDITIONS PRECEDENT

     The Investor shall only be under obligation to purchase the Notes if:

     8.3.1 ISSUE DOCUMENTs: the Issue Documents and all documents ancillary thereto are executed and delivered on or before the Purchase Date by or on behalf of all parties thereto;

     8.3.2 MOC APPROVAL: the transactions contemplated by the Issue Documents including without limitations the pledge of the Shares under the Debenture for the benefit of the Noteholders shall have been approved by the Israeli Ministry of Communications, to the extent required, such approval (if required) to be in form and substance reasonably satisfactory to the Investor;

     8.3.3 CONCURRENT TRANSACTIONS: all conditions precedent to the consummation of the acquisition of the Purchase Shares and other transactions contemplated by the SPA shall have been satisfied or waived in accordance with the terms and conditions of the SPA;

     8.3.4 ACCURACY OF REPRESENTATIONS: the representations and warranties by the Issuer in this Agreement are true and correct on the Purchase Date; and

     8.3.5 CREATION OF SECURITY INTERESTS UNDER DEBENTURE: there having been delivered by the Issuer to the Investor on or prior to the Purchase Date, evidence of the grant of Security Interests under the Debenture.

     PROVIDED, HOWEVER, THAT the Investor may, at its discretion, waive satisfaction of any of the conditions specified in this Clause 8.3.

9.   TERMINATION

9.1  RIGHT TO TERMINATE

     At any time (i) prior to the Purchase Date (in the event of termination under Clause 9.1.1), or (ii) at or after the Purchase Date (in the event of termination under Clause 9.1.2), the Investor or the Issuer may give a termination notice to the other party to terminate this Agreement as provided in Clause 9.2 (CONSEQUENCES) if:

     9.1.1 TERMINATION OF SPA: the SPA is terminated in accordance with its terms.

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     9.1.2 FAILURE OF CONDITION PRECEDENT: any of the conditions in Clause 8.3
          (CONDITIONS PRECEDENT FOR PURCHASE DATE) is not satisfied or waived by the Investor or the Issuer, as the case may be, on the Purchase Date.

9.2  CONSEQUENCES

     Upon the giving of a termination notice under Clause 9.1 (RIGHT TO TERMINATE), the parties hereto will be discharged from performance of their respective obligations under this Agreement and the other Issue Documents.

10.  TIME

     Any date or period specified herein may be postponed or extended by mutual agreement among the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

11.  NOTICES

11.1 ADDRESSES FOR NOTICES

     All notices and other communications hereunder shall be made in writing and in English (by letter or fax) and shall be sent as follows:

     If to the Investor:            Advent Investments Pte Ltd
                                    1 Coleman Street
                                    #08-07 The Adelphi
                                    Singapore
                                    Facsimile:  +65 6448 1512
                                    Attn.: The Board of Directors

     With a copy to (which  shall   c/o 22/F, Hutchison House
     not constitute notice):        10 Harcourt Road,
                                    Hong Kong
                                    Facsimile: +852 2128 1778
                                    Attn.: The Company Secretary

     With a copy to (which  shall   Herzog, Fox & Neeman
     not constitute notice):        Asia House, 4 Weizmann Street,
                                    Tel Aviv, Israel 64239
                                    Facsimile:  +972 3 696 6464
                                    Attn: Alan Sacks, Adv. & Ehud Sol, Adv.

     If to the Issuer:              Scailex Corporation Ltd.
                                    48 Ben Zion Galis St,
                                    Segula Industrial Park,
                                    Petach Tikva, Israel 49277
                                    Facsimile: +972 3 930 0424
                                    Attn.: CEO

     With a copy to (which  shall   Yossi Avraham & Co.
     not constitute notice):        Advocates
                                    3 Daniel Frisch St.
                                    Tel Aviv,  Israel 64731
                                    Facsimile: +972 - 3 - 6963801
                                    Attn: Yossi Avraham, Adv.

11.2 EFFECTIVENESS

     Every notice or other communication sent in accordance with Clause 11.1 (ADDRESSES FOR NOTICES) delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given five (5) Business Days after posting. All notices shall be made in English.

12.  LAW AND JURISDICTION

12.1 GOVERNING LAW

     This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, the laws of the State of Israel, without regard to conflict of law principles thereof.

12.2 ISRAELI COURTS

     The competent courts of Tel Aviv - Jaffa have exclusive jurisdiction to settle any dispute (a "DISPUTE"), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or the consequences of its nullity.

13.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the parties.

14.  AMENDMENT

     This Agreement may be amended or modified only by a written document signed by the Issuer and the Investor.

15.  LANGUAGE

     The parties hereto acknowledge and agree that English shall be the governing language in the Issue Documents, irrespective of any translations, whether official or unofficial, into any other language.

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


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SIGNATURES

SCAILEX CORPORATION LTD.

By:     /s/
        --------------------------------


ADVENT INVESTMENTS PTE LTD

By:     /s/
        --------------------------------


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                                   SCHEDULE 1

                                FORM OF DEBENTURE

                                   SCHEDULE 2

                               FORM OF TRUST DEED

                                   SCHEDULE 3

                           FORM OF CLOSING CERTIFICATE

[LETTERHEAD OF ISSUER]

Advent Investments Pte Ltd
1 Coleman Street
#08-07 The Adelphi
Singapore
Facsimile:  +65 6448 1512
Attn.:  The Board of Directors

[PURCHASE DATE]

Dear Sirs,

SCAILEX CORPORATION LTD.

US$300,000,000 FIXED RATE SECURED BULLET NOTES DUE APRIL 27, 2014

We, the undersigned, being duly authorised officers of Scailex Corporation Ltd. (the "ISSUER"), refer to the placement agreement dated October 28, 2009 (the "PLACEMENT AGREEMENT") in respect of the issue of US$300,000,000 Fixed Rate Secured Bullet Notes due April 27, 2014 (the "NOTES"). Expressions which are given defined meanings in the Placement Agreement have the same meanings herein.

As required by Clause 4.3 (CLOSING CERTIFICATE) of the Placement Agreement, we hereby certify on behalf of the Issuer that:

     (a) the representations and warranties in the Placement Agreement are true and correct as though they had been made and given today with references to the facts and circumstances now subsisting; and

     (b) there has been no failure by the Issuer to comply with any of its undertakings in the Placement Agreement and all other Issue Documents.

Yours faithfully,


------------------------
duly authorised
for and on behalf of
SCAILEX CORPORATION LTD.

                                                      Acknowledged and agreed,


                                                      ------------------------
                                                      duly authorised
                                                      for and on behalf of
                                                      ADVENT INVESTMENTS PTE LTD